EXHIBIT 99.1

Community Shores Reports 2010 First Quarter Results

MUSKEGON, Mich., April 30, 2010 (GLOBE NEWSWIRE) -- Community Shores Bank Corporation ("Community Shores") (Nasdaq:CSHB), Muskegon's only locally headquartered independent community banking organization, today reported a first quarter net loss of $440,000, or ($0.30) per diluted share, compared with a net loss of $271,000, or ($0.18) per diluted share for the first quarter of 2009. On a pretax basis, the Bank's performance was stable year-over-year; the 2010 first quarter net loss was $440,000 compared to $438,000 for the 2009 first quarter despite higher levels of nonperforming assets in 2010.

Heather D. Brolick, president and chief executive officer of Community Shores Bank Corporation, commented, "Our West Michigan economy continues to pose a challenge, although to a much lesser extent than in the eastern part of the state. The progress announced this quarter on the emerging recovery of our automotive sector is heartening news. This should create a positive multiplier effect throughout our entire state. We are already seeing improvement in local manufacturing activity, and people are being called back to work. Additionally, there are indications of increasing investor interest in our local real estate market. There is not yet enough activity to make a difference in resolving problems associated with the majority of our borrowers, but sufficient, we hope, to foreshadow stabilization in market valuations.

"We believe we have identified the problem credits in our loan portfolio. We are not seeing significant new migration to nonperforming status, although there is always a possibility of isolated surprises in this economy. We continue to work with our borrowers to resolve credit problems or potential issues before they become more serious, and have initiated discussions with investors on possible sales of foreclosed properties. The pace of resolution has been slow, since the absorption rate of real estate within our markets has not improved yet to any significant extent, but prime selling season is fast approaching which will give us a better indication of where we are from a valuation standpoint.

"Our response to the slow pace of recovery has been to learn to live more efficiently within our means. Our strategies to enhance revenue, control expenses, fund locally, and downsize our loan portfolio to maintain our well capitalized status have been successful thus far, providing additional time for the real estate markets to recover and credit losses to diminish."

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $2.20 million for the first quarter of 2010, an improvement of 1.7 percent from the $2.16 million recorded for the year-ago period. Net interest income was $1.71 million, up 8.2 percent from first quarter 2009. The net interest margin was 3.16 percent for the current quarter, an increase of 45 basis points, or 16.6 percent, from the year-ago period due to improved pricing with respect to both loans and deposits as they were renewed or matured. "We expect continued improvement in the net interest margin into early 2011," Ms. Brolick added, "primarily from the pay down of higher-priced deposits and other liabilities as they mature. We have approximately $22 million of retail time deposits that mature in 2010 -- mostly in the fourth quarter -- with an average interest rate of approximately 4.65 percent. In addition, we have $4.5 million of FHLB advances that mature in the fourth quarter, with an average rate of approximately 5.5 percent. The impact of these maturities won't be felt in their entirety until first quarter 2011." Average earning assets declined by 8.0 percent from the year-ago quarter, partially offsetting the improvement in the net interest margin.

Noninterest income for the first quarter of 2010 was $485,000, down $92,000, or 15.9 percent, from the $577,000 recorded for first quarter 2009. "Since Community Shores won't be in a taxable position near term, we sold a large portion of our municipal securities portfolio this past quarter, recognizing a gain of $80,000," continued Brolick. For the year-ago first quarter, Community Shores recorded securities gains of $129,000. Excluding the impact of securities gains in the current and year-ago quarters, noninterest income from operations declined by $43,000, or 9.5 percent. Lower levels of service fee and loan sale income for the 2010 first quarter were partially offset by growth in brokerage fee income. "We were particularly pleased with the performance of our brokerage unit this past quarter, which generated $38,000 more fee income than last year's first quarter," added Ms. Brolick.

The 2010 first quarter provision for loan losses was $529,000 compared with $1.68 million for the linked-quarter and $348,000 recorded in the prior-year first quarter. During the past twelve months, Community Shores' provision expense more than offset net charge-offs, allowing the bank to build its loan reserves. At March 31, 2010, the allowance for loan and lease losses was $3.32 million, or 1.83 percent of total loans, compared to $2.74 million, or 1.38 percent of total loans, at March 31, 2009.

Noninterest expense was $2.11 million for the 2010 first quarter, a decrease of $141,000, or 6.3 percent from the year-ago first quarter. Operating expenses continue to be well-managed, declining in line with Community Shores' asset size despite higher costs associated with growing levels of problem assets and higher FDIC premiums. Controllable overhead expenses, namely, salaries and employee benefits, occupancy, and furniture and equipment, declined by 7.3 percent from the year-ago quarter, led by an $89,000, or 8.0 percent, decline in salaries and benefits expense. Staffing levels over the past twelve months were reduced by 5 FTE employees, to 69 FTE, contributing to the decline in salaries and benefits expense.

Noninterest expenses related to regulatory changes and credit administration issues are not for the most part within the Company's control, at least in the short run. These costs, particularly FDIC premiums and credit administration expenses (including repossession and collection expenses and write-downs on foreclosed property), totaled $272,000 this past quarter, down $47,000, or 14.7 percent, compared to the prior-year first quarter. A factor contributing to the decline in first quarter 2010 credit-related costs was the $1.61 million write-down on foreclosed property recorded in the fourth quarter of 2009, which minimized the need for further asset write-downs in the 2010 quarter. The linked quarter comparison was further skewed by the $383,000 of property taxes paid on foreclosed real estate in the fourth quarter of 2009, while minimal property taxes were paid in the 2010 quarter.

Balance Sheet

Assets at March 31, 2010 were $253.4 million, up $21.9 million, or 9.5 percent, from year-end 2009, due entirely to a seasonal fluctuation in the balances of several public fund customers who increased cash equivalents by $21.2 million since year-end 2009. Total loans declined by $3.1 million, or 1.7 percent, since year-end, and by $17.0 million, or 8.6 percent, from the year-ago quarter-end, to $181.2 million at March 31, 2010.

Asset Quality

At March 31, 2010, nonperforming assets, consisting of nonperforming loans (nonaccrual loans plus loans > 90 days past due and still accruing), foreclosed real estate ("OREO") and repossessed assets, totaled $15.8 million, or 6.2 percent of assets. Nonperforming assets have stabilized since year-end 2009; however, nonperforming loans declined by $300,000, or 3.3 percent, to $8.85 million, while OREO and repossessed assets increased by $348,000, to $7.0 million. Net charge-offs were $994,000 for first quarter 2010, or 2.2 percent (annualized) of average loans; this compares with net charge-offs of $692,000, or 1.5 percent of average loan, for the linked quarter and $1.96 million, or 3.9 percent of average loans, for the year-ago period, both on an annualized basis. Over the past twelve months, the Bank has charged-off a net $2.2 million while adding $2.8 million to its allowance for loan and lease losses, which now stands at $3.32 million.

Capital

Consolidated shareholders' equity stood at $9.3 million at March 31, 2010, a decline of $5.3 million, or 36.3 percent, since first quarter 2009. The Bank remains "well-capitalized"; Tier I Capital and Total Risk-Based Capital were 9.14 percent and 10.40 percent, respectively, at March 31, 2010.

Ms. Brolick concluded, "These past several quarters have been difficult for us, but I believe we are slowly approaching that elusive light at the end of this tunnel. The performance improvements we've implemented at all levels in our Bank have improved our pre-provision, pre-tax earnings. The loan administration and workout strategies we have implemented are finally controlling the growth of nonperforming assets. Our bank remains well-capitalized.

"As we have stated in the past, we continue to make progress. However, progress has been slower than we expected as a result of continuing property devaluations. We are hopeful that the increasing activity in our real estate markets will allow us to begin the disposition of foreclosed assets. Elimination of non-earning assets, in conjunction with economic recovery, should lead to improved performance over time."

About the Company

Community Shores Bank Corporation is the only independent community banking organization headquartered in Muskegon. The Company serves businesses and consumers in the western Michigan counties of Muskegon and Ottawa from four branch offices. Community Shores Bank opened for business in January 1999, and has grown to $253 million in assets. The Company's stock is listed on the NASDAQ Capital Market under the symbol 'CSHB.' For further information, please visit the Company's web site at: www.communityshores.com.

Forward Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; changes in the local real estate market; and other factors, including risk factors, referred to from time to time in filings made by Community Shores with the Securities and Exchange Commission. Community Shores undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

COMMUNITY SHORES BANK CORPORATION CONSOLIDATED FINANCIAL HIGHLIGHTS

			Quarterly
(dollars in thousands except per share data)	2010 1st Qtr	2009 4th Qtr	2009 3rd Qtr	2009 2nd Qtr	2009 1st Qtr

EARNINGS
Net interest income	1,711	1,763	1,798	1,643	1,582
Provision for loan and lease losses	529	1,684	445	130	348
Noninterest income	485	350	405	640	577
Noninterest expense	2,108	4,085	2,324	2,335	2,249
Pre tax income (expense)	(440)	(3,656)	(566)	(183)	(438)
Net loss	(440)	(2,789)	(566)	(1,336)	(271)
Basic loss per share	$ (0.30)	$ (1.90)	$ (0.39)	$ (0.91)	$ (0.18)
Diluted loss per share	$ (0.30)	$ (1.90)	$ (0.39)	$ (0.91)	$ (0.18)
Average shares outstanding	1,468,800	1,468,800	1,468,800	1,468,800	1,468,800
Average diluted shares outstanding	1,468,800	1,468,800	1,468,800	1,468,800	1,468,800

PERFORMANCE RATIOS
Return on average assets	-0.73%	-4.71%	-0.89%	-2.06%	-0.42%
Return on average common equity	-16.26%	-90.29%	-17.33%	-37.04%	-7.53%
Net interest margin	3.16%	3.30%	3.14%	2.85%	2.71%
Efficiency ratio	95.96%	193.30%	105.52%	102.28%	104.17%
Full-time equivalent employees	69	71	72	72	74

CAPITAL
End of period equity to assets	3.67%	4.21%	5.24%	5.22%	5.47%
Tier 1 capital to end of period assets	3.60%	4.13%	5.12%	5.15%	5.34%
Book value per share	$ 6.34	$ 6.63	$ 8.60	$ 8.83	$ 9.94

ASSET QUALITY
Gross loan charge-offs	1,015	698	232	318	1,980
Net loan charge-offs	994	692	213	311	1,960
Net loan charge-offs to avg loans (annualized)	2.18%	1.49%	0.45%	0.64%	3.90%
Allowance for loan and lease losses	3,318	3,782	2,790	2,559	2,739
Allowance for losses to total loans	1.83%	2.05%	1.47%	1.31%	1.38%
Past due and nonaccrual loans (90 days)	8,853	9,152	8,351	6,721	5,992
Past due and nonaccrual loans to total loans	4.89%	4.97%	4.41%	3.44%	3.02%
Other real estate and repossessed assets	6,975	6,627	6,685	7,068	6,453
NPA +90 day past due to total assets	6.25%	6.82%	6.23%	5.55%	4.66%

END OF PERIOD BALANCES
Loans	181,219	184,318	189,325	195,609	198,171
Total earning assets	232,753	212,877	220,974	226,148	245,923
Total assets	253,356	231,430	241,228	248,369	267,109
Deposits	220,513	198,577	203,382	211,657	231,548
Shareholders' equity	9,309	9,740	12,631	12,976	14,603

AVERAGE BALANCES
Loans	182,556	186,075	190,813	195,487	201,236
Total earning assets	220,295	217,766	233,498	235,958	239,499
Total assets	240,924	237,094	254,550	258,881	257,968
Deposits	205,582	198,962	216,491	221,576	223,007
Shareholders' equity	10,824	12,356	13,065	14,427	14,390

Community Shores Bank Corporation Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended 03/31/10	Three Months Ended 03/31/09

Interest and dividend income
Loans, including fees	$ 2,805,607	$ 3,171,300
Securities (including FHLB dividends)	213,472	261,069
Federal funds sold and other interest income	5,422	5,695
Total interest income	3,024,501	3,438,064
Interest expense
Deposits	1,107,977	1,679,238
Repurchase agreements and federal funds purchased
and other debt	20,571	7,125
Federal Home Loan Bank advances and notes payable	184,532	169,455
Total interest expense	1,313,080	1,855,818

Net interest Income	1,711,421	1,582,246
Provision for loan losses	529,081	348,243

Net interest income after provision for loan losses	1,182,340	1,234,003
Noninterest income
Service charges on deposit accounts	174,533	224,376
Gain on sale of loans	45,906	101,290
Gain on sale of securities	79,814	129,107
Gain (loss) on disposal of other real estate owned	(8,689)	0
Other	193,271	121,932
Total noninterest income	484,835	576,705

Noninterest expense
Salaries and employee benefits	1,032,156	1,121,402
Occupancy	165,616	174,285
Furniture and equipment	159,128	168,572
Advertising	18,165	18,731
Data processing	122,779	122,182
Professional services	124,650	110,280
Foreclosed asset impairment	24,655	83,412
Other	460,431	450,113
Total noninterest expense	2,107,580	2,248,977

Loss before income taxes	(440,405)	(438,269)
Federal income tax expense	0	(167,355)
Net loss	$ (440,405)	$ (270,914)

Weighted average shares outstanding	1,468,800	1,468,800
Diluted average shares outstanding	1,468,800	1,468,800
Basic loss per share	$ (0.30)	$ (0.18)
Diluted loss per share	$ (0.30)	$ (0.18)

Community Shores Bank Corporation Condensed Consolidated Statements of Condition

	March 31, 2010 (Unaudited)	December 31, 2009 (Audited)	March 31, 2009 (Unaudited)

ASSETS
Cash and due from financial institutions	$ 3,552,229	$ 2,161,388	$ 2,569,591
Interest-bearing deposits in other financial institutions	21,151,387	662,700	19,988,716
Total cash and cash equivalents	24,703,616	2,824,088	22,558,307

Securities
Available for sale	29,978,208	21,650,026	20,753,522
Held to maturity	0	5,841,421	6,605,141
Total securities	29,978,208	27,491,447	27,358,663

Loans held for sale	611,103	1,070,692	1,173,289

Loans	180,608,114	183,247,827	196,997,658
Less: Allowance for loan losses	3,317,566	3,782,132	2,739,408
Net loans	177,290,548	179,465,695	194,258,250

Federal Home Loan Bank stock	404,100	404,100	404,100
Premises and equipment,net	11,216,060	11,293,169	11,715,025
Accrued interest receivable	807,720	885,103	948,609
Foreclosed Assets	6,827,813	6,440,916	6,259,616
Other assets	1,516,568	1,554,849	2,432,673
Total assets	$ 253,355,736	$ 231,430,059	$ 267,108,532

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Non interest-bearing	$ 21,777,811	$ 24,884,625	$ 20,860,888
Interest-bearing	198,735,669	173,691,984	210,686,901
Total deposits	220,513,480	198,576,609	231,547,789

Federal funds purchased and repurchase agreements	8,873,575	7,000,327	5,653,402
Federal Home Loan Bank advances	4,500,000	6,000,000	6,000,000
Subordinated debentures	4,500,000	4,500,000	4,500,000
Notes payable	5,000,000	5,000,000	4,200,000
Accrued expenses and other liabilities	659,502	613,132	603,893
Total liabilities	244,046,557	221,690,068	252,505,084

Shareholders' Equity
Preferred Stock, no par value: 1,000,000 shares authorized and none issued	0	0	0
Common Stock, no par value: 9,000,000 shares authorized, 1,468,800 issued	13,296,691	13,296,691	13,296,691
Retained deficit	(4,174,700)	(3,734,295)	957,170
Accumulated other comprehensive income	187,188	177,595	349,587

Total shareholders' equity	9,309,179	9,739,991	14,603,448
Total liabilities and shareholders' equity	$ 253,355,736	$ 231,430,059	$ 267,108,532
CONTACT:  Community Shores Bank Corporation
          Heather D. Brolick, President and CEO
            1-231-780-1845
            hbrolick@communityshores.com
          Tracey A. Welsh, Senior Vice President and CFO
            1-231-780-1847
            twelsh@communityshores.com